Exhibit 99.1

La Rosa Holdings Corp. Reports 34% Year-Over-Year Increase in Revenue to
$17.5 Million for First Quarter of 2025

Gross Profit Increased 32% Year-Over-Year to $1.5 Million in Q1 2025

Residential Real Estate Services Revenue Increased 39% to $14.3 Million in Q1
2025 vs Q1 2024

Celebration, FL – May 29, 2025 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech company, today provided a business update and reported financial results for the for the first quarter ended March 31, 2025.

Key Financial Highlights

●	Total revenue increased 34% year-over-year to $17.5 million for the first quarter ended March 31, 2025 from $13.1 million for the first quarter ended March 31, 2024.

●	Residential real estate services revenue increased by approximately $4.0 million to $14.3 million, or 39%, for the first quarter ended March 31, 2025 from $10.2 million for the first quarter ended March 31, 2024

●	Property management revenue increased by approximately $432 thousand to approximately $3.0 million, or 17%, for the first quarter ended March 31, 2025 from $2.5 million for the first quarter ended March 31, 2024

●	Real Estate Brokerage Services (Commercial) revenue increased by approximately $28 thousand to $57 thousand, or approx. 96% for the first quarter ended March 31, 2025 from $29 thousand for the first quarter ended March 31, 2024

●	Gross profit increased by approximately $376 thousand, or 32%, year-over-year, to $1.5 million for the first quarter ended March 31, 2025 from $1.2 million for the first quarter ended March 31, 2024

Joe La Rosa, CEO of La Rosa, commented, “We are pleased with our strong first quarter 2025 results. Total revenue grew 34% year-over-year to $17.5 million, and gross profit increased 32% to $1.5 million. We believe that achieving this level of growth during a seasonally slower period reflects the strength of our platform and the disciplined execution of our organic growth strategy. As of April 30, 2025, our agent network has grown to over 2,800 agents nationwide. This growth has been entirely organic, as we have chosen to focus on strengthening our core operations rather than pursuing acquisitions. While our growth strategy remains rooted in organic expansion, it is also supported by real estate brokerage franchisees that enhance our geographic reach and operational scale. Residential real estate services revenue increased by 39% as compared to the same quarter of 2024, property management grew 17.0%, and commercial brokerage revenue nearly doubled.”

“While our reported net loss for the year may appear substantial, it’s important to note that a significant portion of this loss is driven by non-cash and one-time items, primarily related to the change in fair value of our warrant-related derivative liabilities. These liabilities are marked to market each reporting period, but we intend to take proactive steps to restructure them as part of our upcoming treasury strategy. As these liabilities are phased out over time, we expect that their impact on our financials will diminish, ultimately contributing to improved net income and shareholder equity. Excluding these non-cash charges, our core business remains strong and aligned with our long-term growth strategy.”

‘We remain focused on scaling high-performing offices, supporting agent success, and advancing our national and international expansion strategy. Our scalable, agent-centric brokerage model continues to attract top-producing talent by offering competitive and flexible compensation structures, including a revenue share program, a 100% commission option with low fees, and additional income opportunities through ancillary services and integrated technology solutions. With the second quarter already tracking ahead of last year’s pace, we are confident in our ability to deliver continued growth and long-term value for our stockholders,” concluded Mr. La Rosa.

Financial Results

Total revenue for the first quarter ended March 31, 2025, was $17.5 million compared to $13.1 million for the first quarter ended March 31, 2024. Residential real estate services revenue increased by $4.0 million to $14.3 million, or 39%, for the first quarter ended March 31, 2025, from $10.2 million for the first quarter ended March 31, 2024. Selling, general and administrative costs, excluding stock-based compensation, for the first quarter ended March 31, 2025, were approximately $4.3 million, compared to $2.6 million for the first quarter ended March 31, 2024.

Total operating expenses were $6.2 million for the first quarter ended March 31, 2025, as compared to $5.7 million for the first quarter ended March 31, 2024, resulting in a loss from operations of $4.7 million for the first quarter ended March 31, 2025, as compared to $4.6 million for the first quarter ended March 31, 2024.

Other expense, net for the three months ended March 31, 2025, increased approximately $90.5 million compared to other expense, net, for the three months ended March 31, 2024. The increase in expense in 2025 was primarily due to the loss on issuance of senior secured convertible note for $128.8 million and loss on extinguishment of debt for $152 thousand, offset by a gain of $37.1 million on the fair value of convertible note and warrants and a $0.9 million gain on the change in fair value of a derivative liability.

Net loss was $95.9 million, or $(5.86) basic and diluted loss per share, for the first quarter ended March 31, 2025, compared to net loss of $4.8 million, or $(0.35) basic and diluted loss per share, for the first quarter ended March 31, 2024.

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) is transforming the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

La Rosa Holdings operates 26 corporate-owned brokerage offices across Florida, California, Texas, Georgia, North Carolina, and Puerto Rico. La Rosa Holdings also recently started its expansion into Europe, beginning with Spain. Additionally, the Company has six franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

Stay connected with La Rosa, sign up for news alerts here: larosaholdings.com/email-alerts.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, our ability to successfully integrate acquisitions into our business operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers’ economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors’ landmark settlement on our business operations, and other risk factors detailed in the Company’s filings with the United States Securities and Exchange Commission (the “SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com

(Tables follow)

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
	(unaudited)	(audited)
Assets
Current assets:
Cash	$2,853,535	$1,442,901
Restricted cash	2,065,812	2,137,707
Accounts receivable, net of allowance for credit losses of $312,247 and $166,504, respectively	1,184,252	931,662
Other current assets	28,111	1,788
Total current assets	6,131,710	4,514,058

Noncurrent assets:
Property and equipment, net	8,448	9,411
Right-of-use asset, net	1,241,409	997,715
Intangible assets, net	5,610,997	5,840,080
Goodwill	8,012,331	8,012,331
Other long-term assets	37,959	33,831
Total noncurrent assets	14,911,144	14,893,368
Total assets	$21,042,854	$19,407,426
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,767,247	$2,376,704
Accrued expenses	560,697	738,065
Contract liabilities	198,896	7,747
Line of credit	144,618	148,976
Derivative liability	81,360,000	1,607,544
Advances on future receipts	—	618,681
Accrued acquisition cash consideration	170,000	381,404
Notes payable, current	15,443,757	2,187,673
Lease liability, current	456,901	473,733
Total current liabilities	100,102,116	8,540,527

Noncurrent liabilities:
Note payable, net of current	1,437,625	1,475,064
Security deposits and escrow payable	2,065,812	2,137,707
Lease liability, noncurrent	811,395	545,759
Other liabilities	2,950	32,950
Total non-current liabilities	4,317,782	4,191,480
Total liabilities	104,419,898	12,732,007

Commitments and contingencies (Note 6)

Stockholders’ equity (deficit):
Preferred stock - $0.0001 par value; 50,000,000 shares authorized; 2,000 Series X shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	—	—
Common stock - $0.0001 par value; 250,000,000 shares authorized; 37,415,775 and 21,847,514 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	3,742	2,185
Additional paid-in capital	34,766,454	29,121,589
Accumulated deficit	(122,271,898)	(26,555,319)
Total stockholders’ equity (deficit) – La Rosa Holdings Corp. shareholders	(87,501,702)	2,568,455
Noncontrolling interest in subsidiaries	4,124,658	4,106,964
Total stockholders’ equity (deficit)	(83,377,044)	6,675,419
Total liabilities and stockholders’ equity (deficit)	$21,042,854	$19,407,426

See notes to the consolidated financial statements.

La Rosa Holdings Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue	$17,514,394	$13,088,899

Cost of revenue	15,976,726	11,926,902

Gross profit	1,537,668	1,161,997

Operating expenses:
Sales and marketing	563,149	232,727
General and administrative	3,727,525	2,321,855
Stock-based compensation — general and administrative	1,914,851	3,191,138
Total operating expenses	6,205,525	5,745,720

Loss from operations	(4,667,857)	(4,583,723)
Other income (expense)
Interest expense, net	(24,341)	(20,252)
Loss on extinguishment of debt	(151,925)	-
Amortization of debt discount	(63,160)	(56,003)
Change in fair value of derivative liability	899,874	(5,000)
Loss on issuance of senior secured convertible note and warrants	(128,836,250)	—
Change on fair value of convertible note and warrants	37,145,000	—
Other (expense) income, net	(226)	—
Loss before provision for income taxes	(95,698,885)	(4,664,978)
Benefit from income taxes	—	—
Net loss	(95,698,885)	(4,664,978)
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	17,694	(66,182)
Net loss after noncontrolling interest in subsidiaries	(95,716,579)	(4,598,796)
Less: Deemed dividend	186,233	230,667
Net loss attributable to common stockholders	$(95,902,812)	$(4,829,463)

Loss per share of common stock attributable to common stockholders
Basic and diluted	$(5.86)	$(0.35)

Weighted average shares used in computing net loss per share of common stock attributable to common stockholders
Basic and diluted	16,358,452	13,672,655

Comprehensive loss:
Net loss	(95,716,579)	(4,598,796)
Unrealized loss on debt instrument	-	-
Comprehensive loss	$(95,716,579)	$(4,598,796)

See notes to the consolidated financial statements.

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